Exhibit 3.1


                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                         FSP 50 SOUTH TENTH STREET CORP.

      Pursuant to Sections 241 and 245 of the General Corporation Law of the State of Delaware, FSP 50 South Tenth Street Corp., a corporation originally organized pursuant to a Certificate of Incorporation filed with the Secretary of State of the State of Delaware on September 12, 2006 (the "Corporation"), does hereby amend and restate its Certificate of Incorporation. The Corporation has not received any payment for any of its stock, and this Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation's sole incorporator in accordance with Section 241 of the General Corporation Law of the State of Delaware. The capital of the Corporation will not be reduced or amended by this Amended and Restated Certificate of Incorporation. This Amended and Restated Certificate of Incorporation reads as follows:

      FIRST. The name of the Corporation is: FSP 50 South Tenth Street Corp.

      SECOND. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

      THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is as follows:

      1. To engage in business as a real estate investment trust, qualifying as such under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or any successor statute and to perform any and all other functions and activities in connection therewith or related thereto.

      2. To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
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      FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is 1 share of Common Stock, $0.01 par value per share, and 1,540 shares of Preferred Stock, $0.01 par value per share.

      The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK.

      1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

      2. Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

      3. Dividends. Following the completion of a private offering of shares of Preferred Stock of the Corporation (the "Private Offering"), no dividends shall be declared on the Common Stock. Prior to the completion of the Private Offering, the holders of shares of Common Stock shall be entitled to receive any dividend declared on the Common Stock when, as and if declared by the Board of Directors of the Corporation.

      4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

B. PREFERRED STOCK.

      1. Dividends.

            (a) Prior to the completion of the Private Offering, the holders of Preferred Stock shall be entitled to receive any dividends declared on the Preferred Stock when, as and if declared by the Board of Directors of the Corporation. Following the completion of the Private Offering, the holders of shares of Preferred Stock shall be entitled to receive any dividends declared by the Board of Directors of the Corporation, payable only when, as and if declared by the Board of Directors of the Corporation. The right to receive dividends on Preferred Stock shall be non-cumulative, and no right to dividends shall accrue by reason of the fact that no dividend has been declared on the Preferred Stock in any prior year.


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            (b) Following the completion of the Private Offering, the
Corporation shall not declare any cash dividends on shares of Common Stock.

      2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

            (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock, an amount equal to $100,000 per share, plus any dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled, the holders of shares of Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

            (b) After the payment of all preferential amounts required to be paid to the holders of Preferred Stock, upon the dissolution, liquidation or winding up of the Corporation, the remaining assets and funds of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Preferred Stock and Common Stock, pro rata based on the number of shares of stock of the Corporation held by each; provided, however, that for purposes of this Section 2(b), one share of Common Stock shall be deemed to equal one-tenth of a share of Preferred Stock.

            (c) Any merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation (except any such merger or consolidation involving the Corporation or a subsidiary in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least 80% by voting power of the capital stock of (A) the surviving or resulting corporation or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation), or sale of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation of the Corporation for purposes of this Section 2, and the agreement or plan of merger or consolidation with respect to such merger, consolidation or sale shall provide that the consideration payable to the stockholders of the Corporation (in the case of a merger or consolidation), or consideration payable to the Corporation, together with all other available assets of the Corporation (in the case of an asset sale), shall be distributed to the holders of capital stock of the Corporation in accordance with Subsections 2(a) and 2(b) above. The amount deemed distributed to the holders of Preferred Stock upon any such


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merger, consolidation or sale shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

      3. Voting.

            (a) Except as provided by law and by the provisions of Subsection 3(b), 3(c) or 3(d) below, the holders of Preferred Stock shall have no voting rights on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written action of stockholders in lieu of meeting).

            (b) In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of more than 50% of the then outstanding shares of Preferred Stock:

                  (i) Amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation; or

                  (ii) Merge or consolidate into or with any other corporation or other entity or sell all or substantially all of the Corporation's assets.

            (c) In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than 66.67% of the then outstanding shares of Preferred Stock, authorize or issue any new class or classes or series of capital stock or increase the number of authorized shares of any existing class or classes or series of capital stock.

            (d) At any time, at a meeting called for such purpose or by written consent in lieu of a meeting, the holders of more than 50 percent of the then outstanding shares of Preferred Stock may remove without cause one or more members of the Board of Directors of the Corporation and replace such member or members with a person or persons designated by such holders. Any meeting for such purpose may be called by the holders of 35 percent or more of the then outstanding shares of Preferred Stock by notice to the Secretary of the Corporation designating the date for such meeting, which date shall be not less than 30 days following the date of such notice, and the Secretary shall thereupon send notice of the meeting to all holders of shares of Preferred Stock. After the holders of Preferred Stock shall have effected the removal and replacement of one or more members of the Board of Directors pursuant to this
Section 3(d), the holders of Preferred Stock shall thereafter, at each meeting to elect members of the Board of Directors, vote as one class together with the holders of shares of Common Stock for the election of members of the Board of Directors, each holder of Preferred Stock being entitled to one vote for each share of Preferred Stock.


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      4. Waiver. Any of the rights of the holders of Preferred Stock set forth herein may be waived by the affirmative vote of the holders of more than 50% of the shares of Preferred Stock then outstanding; provided, however, that any waiver of the rights of holders of Preferred Stock set forth in Section 3(c) hereof shall require the affirmative vote of the holders of no less than 66.67% of the shares of Preferred Stock then outstanding.

      FIFTH. The name and mailing address of the sole incorporator are as follows:

                  Kenneth A. Hoxsie    Wilmer Cutler Pickering Hale and Dorr LLP
                                       60 State Street
                                       Boston, Massachusetts  02109

      SIXTH. In furtherance of and not in limitation of powers conferred by statute, it is further provided:

            1. Election of directors need not be by written ballot.

            2. The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

      SEVENTH. Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

      EIGHTH. 1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any


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action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section 7 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

      2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys' fees) which the Court of Chancery of Delaware shall deem proper.

      3. Indemnification for Expenses of Successful Party. Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of


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guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the
Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

      4. Notification and Defense of Claim. As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 4. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause
(ii) above.

      5. Advance of Expenses. Subject to the provisions of Section 6 below, in the event that the Corporation does not assume the defense pursuant to Section 4 of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.


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      6. Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section 1, 2 or 5 the Corporation determines within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance by (a) a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question ("disinterested directors"), whether or not a quorum, (b) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (c) independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation), or (d) a court of competent jurisdiction.

      7. Remedies. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in
Section 6. Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee's expenses (including attorneys' fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

      8. Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

      9. Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or


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disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

      10. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

      11. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware.

      12. Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

      13. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

      14. Definitions. Terms used herein and defined in Section 145(h) and
Section 145(i) of the General Corporation Law of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).


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      15. Subsequent Legislation. If the General Corporation Law of Delaware is
amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

      NINTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

      TENTH. Section 203 of the General Corporation Law of Delaware, as it may be amended from time to time, shall not apply to the Corporation.

      ELEVENTH. Each individual, corporation, partnership, limited liability company, association, estate, trust (including a trust qualified under Section 401(a) or Section 501(c)(17) of the Internal Revenue Code of 1986, as amended (the "Code"), private foundation within the meaning of Section 509(c) of the Code, joint stock company or other entity, including a "group" as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934 (any of the foregoing being referred to herein as a "Person"), who beneficially or constructively owns Common Stock or Preferred Stock or who is holding Common Stock or Preferred Stock for a Person who beneficially or constructively owns such Stock shall provide to the Corporation such information as the Corporation may reasonably request from time to time in order to comply with the requirements of any taxing authority or other governmental agency or to demonstrate any such compliance.

      TWELFTH.    1. Protective Provisions. The following provisions are
designed to prevent the disqualification of the Corporation as a real estate investment trust.

                  2. Ownership Limits.

      (a) Definitions. As used in this Article, the following terms shall have the indicated meanings:

                  "Acquire" shall mean the acquisition of Beneficial Ownership or Constructive Ownership of Equity Shares by any means, including without limitation a Transfer or the exercise of or right to exercise any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire Equity Shares, but shall not include the acquisition of any such rights unless, as a result, the acquiror would be considered a Beneficial Owner or Constructive Owner, as defined below. The term "Acquisition" shall have the correlative meaning.


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                  "Beneficial Ownership" shall mean ownership of Equity Shares by a Person who is or would be treated as an owner of such Equity Shares under Section 542(a)(2) of the Code either actually or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficially Own," "Beneficially Owned" and "Beneficial Owner" shall have the correlative meanings.

                  "Board" shall mean the Board of Directors of the Corporation.

                  "Business Day" shall mean any day, other than a Saturday or
            Sunday, that is neither a legal holiday nor a day on which banking institutions in Boston, Massachusetts are authorized or required by law, regulation or executive order to close.

                  "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 2(e)(vi) of this Article.

                  "Constructive Ownership" shall mean ownership of Equity Shares or any other interest in an entity by a Person who is or would be treated as an owner thereof either actually or constructively through the application of Section 318 of the Code, as modified by
            Section 856(d)(5) of the Code. The terms "Constructively Own," "Constructively Owned" and "Constructive Owner" shall have the correlative meanings.

                  "Equity Shares" shall mean shares of Common Stock and shares of Preferred Stock, collectively.

                  "Market Price" shall mean the last reported sales price of the
            Common Shares or Preferred Shares, as the case may be, on the trading day immediately preceding the relevant date as reported on the principal exchange or quotation system over or through which the Common Shares or Preferred Shares, as the case may be, may be traded, or if not then traded over or through any exchange or quotation system, then the fair market value of the Common Shares or Preferred Shares, as the case may be, on the relevant date as determined in good faith by the Board.

                  "Ownership Limit" shall mean 9.8% of the number of shares or value (whichever is more restrictive) of the outstanding Equity Shares. The number and value of Equity Shares of the Corporation shall be determined by the Board in good faith, which determination shall be conclusive for all purposes hereof.

                  "Person" shall mean an individual, corporation, partnership, limited liability company, association, estate, trust (including a


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            trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity.

                  "Purported Beneficial Owner" shall mean, with respect to any
            Acquisition or Transfer, the Person who would Beneficially Own or Constructively Own Equity Shares but for the limitations set forth in Section 2(b)(i) of this Article applicable to such Acquisition or Transfer. The Purported Beneficial Owner and the Purported Record Owner may be the same Person.

                  "Purported Record Owner" shall mean, with respect to any
            Acquisition or Transfer, the Person who would have been the record holder of the Equity Shares if such Acquisition or Transfer had not violated the provisions of Section 2(b)(i) of this Article. The Purported Beneficial Owner and the Purported Record Owner may be the same Person.

                  "REIT" shall mean a real estate investment trust, qualifying as such under Sections 856 through 860 of the Code.

                  "Restriction Termination Date" shall mean the effective date, as specified in a resolution of the Board, that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that the restrictions and limitations on Beneficial Ownership, Constructive Ownership or Transfer of Equity Shares set forth in this Section 2 are no longer required in order for the Corporation to qualify as a REIT. If no such effective date is specified in such resolution, the Restriction Termination Date shall be the date on which such resolution is adopted by the Board.

                  "Transfer" shall mean any issuance, sale, transfer, gift,
            assignment, devise or other disposition of, or any other event that would cause a Person to Acquire Equity Shares or the right to vote or receive dividends on Equity Shares, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Shares or the right to vote or receive dividends on Equity Shares, or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Shares, in each case whether voluntary or involuntary, whether of record or Beneficially Owned or Constructively Owned, and whether by operation of law or otherwise. A Transfer also includes any transfer of interests in other entities, any change in the capital structure of the Corporation and any change in the relationship between two or more Persons, that results in a change in Beneficial Ownership or Constructive Ownership of Equity Shares, whether by operation of law or otherwise. The terms "Transfers" and "Transferred" shall have the correlative meanings.

                  "Trust" shall mean the trust created pursuant to Section
            2(e)(i) of this Article.

                  "Trustee" shall mean the Person that is appointed by the
            Corporation pursuant to Section 2(e)(i) of this Article to serve as trustee of the Trust, and any successor thereto.

      (b) Ownership Limitation and Transfer Restrictions with Respect to Equity Shares.

            (i) Except as provided in Section 2(f) of this Article, following completion of the Private Offering and prior to the Restriction Termination
Date:

                  (A) no Person shall Beneficially Own or Constructively Own Equity Shares in excess of the Ownership Limit;

                  (B) no Person shall Acquire or Transfer Equity Shares to the extent that such Acquisition or Transfer, if effective, would result in the outstanding Equity Shares being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution); and

                  (C) no Person shall Acquire or Beneficially Own or Constructively Own Equity Shares to the extent such Acquisition, Beneficial Ownership or Constructive Ownership, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or would otherwise result in the Corporation failing to quality as a REIT (including without limitation Constructive Ownership that would result in the Corporation owning, actually or constructively, an interest in a tenant that is described in
      Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code, but not including beneficial ownership of Equity Shares by fewer than 100 Persons, which shall be governed by Section 2(b)(i)(B) above).

            (ii) If following completion of the Private Offering and prior to the Restriction Termination Date:

                  (A) any Transfer or Acquisition (other than an event described in Section 2(b)(ii)(B) of this Article) (whether or not such Transfer or Acquisition is the result of a transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Shares in violation of

      Sections 2(b)(i)(A) or 2(b)(i)(C) of this Article, then (1) that number of Equity Shares being Transferred or Acquired that otherwise would cause such Person to violate Sections 2(b)(i)(A) or 2(b)(i)(C) of this Article (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in
      Section 2(e)(i) of this Article, effective as of the close of business on the Business Day prior to the date of such Transfer or Acquisition, and the Purported Beneficial Owner and Purported Record Owner of such Equity Shares shall acquire no rights in such Equity Shares, or (2) if the transfer to the Trust described in clause (1) of this sentence would not be effective for any reason to prevent such Person from Beneficially Owning or Constructively Owning Equity Shares in violation of Sections 2(b)(i)(A) or 2(b)(i)(C) of this Article, then the Acquisition or Transfer of that number of Equity Shares that otherwise would cause such Person to violate Sections 2(b)(i)(A) or 2(b)(i)(C) of this Article (rounded up to the nearest whole share) shall be void ab initio and the Purported Beneficial Owner and Purported Record Owner shall acquire no rights in such Equity Shares. The transfer of Equity Shares to the Trust pursuant to clause (1) of the preceding sentence shall occur automatically and without further action of the Corporation, the Trustee or any other Person; or

                  (B) any Transfer or Acquisition (whether or not such Transfer or Acquisition is the result of a transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person beneficially owning Equity Shares in violation of Section 2(b)(i)(B) of this Article, then such Transfer or Acquisition shall be void ab initio, and the Purported Beneficial Owner and the Purported Record Owner of the Equity Shares purportedly subject to such Acquisition or Transfer shall acquire no rights in such Equity Shares.

      (c) The Corporation's Right to Redeem Shares. Except with respect to Equity Shares whose transfer to a Trust has been effected in accordance with
Section 2(b)(ii)(A) of this Article (which Equity Shares shall be subject to Section 2(e) of this Article following such transfer), the Corporation shall have the right, but not the obligation, to redeem any Equity Shares that are Acquired or Transferred, or are attempted to be Acquired or Transferred, in violation of Section 2(b) of this Article, at a price per share equal to the lesser of (i) the Market Price per share of the class of Equity Shares that created such violation or attempted violation on the date of such violation or attempted violation (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price per share of the class of Equity Shares to which such Equity Shares relate on the date the Corporation, or its designee, gives notice of such redemption. The Corporation shall have the right to redeem any Equity Shares described in this Section 2(c) for a period of 90 days after the later of (i) the date of the Acquisition or Transfer or attempted Acquisition or Transfer and (ii) the date the Board determines in good faith that an Acquisition or Transfer or attempted Acquisition or Transfer has occurred, if the Corporation does not receive a notice of such Transfer pursuant to Section 2(d) of this Article.

      (d) Notice Requirements and General Authority of the Board of Directors to Implement REIT-Related Restrictions and Limitations.

            (i) Notice Requirements. Following completion of the Private Offering and prior to the Restriction Termination Date:

                  (A) Any Person who Acquires or Transfers, or attempts or intends to Acquire or Transfer, Equity Shares in violation of Section 2(b)(i) of this Article, and any Person who is a Purported Record Owner or a Purported Beneficial Owner of Equity Shares, shall immediately give written notice or, in the event of a proposed, intended or attempted Acquisition or Transfer or other event that would give rise to Beneficial Ownership or Constructive Ownership in violation of Section 2(b)(i) of this Article, give at least 15 days' prior written notice to the Corporation of such event, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Acquisition or Transfer on the Corporation's status as a REIT;

                  (B) Every Beneficial Owner or Constructive Owner of Equity Shares and each Person (including the stockholder of record) who is holding Equity Shares for a Beneficial Owner or Constructive Owner shall, on demand, provide the Corporation in writing the information regarding their ownership of such Equity Shares that the Corporation may be required to obtain pursuant to regulations (as in effect from time to time) issued by the United States Department of the Treasury under the Code. Each Beneficial Owner or Constructive Owner of Equity Shares and each Person (including the stockholder of record) who is holding Equity Shares for a Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information that the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation's status as a REIT, including compliance with the Ownership Limit; and

                  (C) Each Person who is a Beneficial Owner or Constructive Owner of Equity Shares and each Person (including the shareholder of record) who is holding Equity Shares for a Beneficial Owner or Constructive Owner shall, on demand, provide the Corporation in writing such information that the Corporation may request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or governmental agency, or to determine any such compliance.

            (ii) Board Authority to Prevent Violation of Section 2(b)(i)

      If the Board or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 2(b)(i) of this Article or that a Person intends to Acquire, has attempted to Acquire or may Acquire Beneficial Ownership or Constructive Ownership of any Equity Shares in violation of Section 2(b)(i) of this Article (whether or not such violation is intended), the Board or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Acquisition, Transfer or other event, including, but not limited to, causing the Corporation to redeem Equity Shares, refusing to give effect to such Acquisition, Transfer or other event on the books of the Corporation, or instituting proceedings to enjoin such Acquisition, Transfer or other event; provided, however, that any Transfers or attempted Transfers (or, in the case of an event other than a Transfer, Beneficial Ownership or Constructive Ownership) in violation of Section 2(b)(i) of this Article shall automatically result in the transfer to the Trust described above where the conditions to such transfer have been satisfied, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above in Sections 2(b)(ii)(A) and 2(b)(ii)(B) irrespective of any action (or nonaction) by the Board or a committee thereof.

            (iii) If a certificate for Equity Shares is issued, each such certificate shall bear substantially the following legends:

            "The Corporation is authorized to issue capital stock of more than one class, consisting of Common Shares and one or more classes of Preferred Shares. The Board of Directors is authorized to determine the preferences, limitations and relative rights of any class of Preferred Shares before the issuance of any such Preferred Shares, or any class thereof. The Corporation will furnish, without charge, to any shareholder making a written request therefor, a written statement of the designations, relative rights, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption applicable to each class of shares. Requests for such written statement may be directed to the Secretary of the Corporation at the principal office of the Corporation."

            "The shares represented by this certificate are subject to restrictions on Beneficial Ownership, Constructive Ownership and Transfer for the purpose of the Corporation's maintenance of its status as a "real estate investment trust" (a "REIT") under the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code"). Subject to certain further restrictions, and except as expressly provided in the Corporation's Charter, (i) no Person may Beneficially Own or Constructively Own shares of the Corporation's Common Shares or Preferred Shares in excess of 9.8% in value or number of shares (whichever is more restrictive) of the outstanding Common Shares or Preferred Shares, respectively, of the Corporation, (ii) no Person may Transfer or Acquire Equity Shares if such Transfer or Acquisition would result in the Corporation being owned by fewer than 100 Persons and (iii) no Person may Beneficially Own or Constructively Own Equity Shares that would result in the Corporation being "closely held" under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT. Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially or Constructively Own Equity Shares which causes or will cause a Person to

      Beneficially Own or Constructively Own Equity Shares in violation of the above restrictions must immediately notify the Corporation. If some or all of the restrictions on transfer or ownership set forth in clauses (i) or
      (iii) are violated by a purported Transfer of the Equity Shares represented hereby, the Equity Shares represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem Equity Shares represented hereby if a purported Transfer violates the restrictions described above. Furthermore, attempted Transfers in violation of the restrictions described above may be void ab initio. A Person who attempts to Beneficially or Constructively Own Equity Shares in violation of the restrictions described above shall have no claim, cause of action or any recourse whatsoever against a transferor of such Equity Shares. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished, without charge, to each holder of Equity Shares who directs a request to the Secretary of the Corporation at the principal office of the Corporation."

            (iv) Absent a decision to the contrary by the Board (which the Board may make in its sole and absolute discretion), the Equity Shares to be affected by the remedies set forth in Sections 2(b)(ii) and 2(c) shall be as follows: (1) if a Purported Beneficial Owner would have (but for the remedies set forth in Sections 2(b)(ii) or 2(c), as applicable) Beneficially Owned or Constructively Owned Equity Shares in violation of Section 2(b)(i) as a result of an Acquisition of Equity Shares by such Purported Beneficial Owner, such remedies (as applicable) shall apply first to the Equity Shares that, but for such remedies, would have caused such violation and would have been directly owned by such Purported Beneficial Owner, second to Equity Shares that, but for such remedies, would have caused such violation but which would not have been directly owned by such Purported Beneficial Owner, pro rata among the Persons who actually attempted to Acquire such Equity Shares based upon the relative value of what would have been the Purported Beneficial Owner's Beneficial Ownership or Constructive Ownership interest in the Equity Shares such Person attempted to acquire, third to other Equity Shares that are directly owned by such Purported Beneficial Owner, and fourth to other Equity Shares that are actually owned by such other Persons whose ownership of shares is attributed to the Purported Beneficial Owner, pro rata among such Persons based upon the relative value of the Purported Beneficial Owner's Beneficial Ownership or Constructive Ownership interest in the Equity Shares so owned; and (2) if a Purported Beneficial Owner would be in violation of Section 2(b)(i) as a result of an event other than an Acquisition of Equity Shares by such Purported Beneficial Owner, the remedies set forth in Sections 2(b)(ii) and 2(c) (as applicable) shall apply first to Equity Shares that are directly owned by such Purported Beneficial Owner and second to Equity Shares that are Beneficially or Constructively Owned (but not directly owned) by such Person, pro rata among the Persons who actually own such Equity Shares based upon the relative value of the Purported Beneficial Owner's Beneficial Ownership or Constructive Ownership interest in the Equity Shares so owned.

            (v) Subject to subparagraph f(iii) below, nothing contained in this Article shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preserving the Corporation's status as a RETT.

      (e) Transfers of Equity Shares in Trust

            (i) Ownership in Trust. Upon any purported Transfer or Acquisition described in Section 2(b)(ii) of this Article that causes Equity Shares to be transferred to a Trust, such Equity Shares shall be deemed to have been transferred to the Trustee in his or her capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or Acquisition that results in a transfer to the Trust pursuant to Section 2(b)(ii) of this Article. The Trustee shall be appointed by the Corporation, and shall be a Person unaffiliated with the Corporation, any Purported Beneficial Owner or any Purported Record Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 2(e)(vi) of this Article. The Corporation shall notify the Trustee of a transfer of Equity Shares to the Trust as soon as practicable following discovery by the Corporation of such transfer.

            (ii) Status of Equity Shares Held by the Trustee. Equity Shares held by the Trustee shall be issued and outstanding shares of capital stock of the Corporation. The Purported Beneficial Owner and Purported Record Owner shall have no rights in the Equity Shares held by the Trustee. The Purported Beneficial Owner and Purported Record Owner shall not benefit economically from ownership of any Equity Shares held in trust by the Trust, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the Equity Shares held in the Trust. The Purported Record Owner and the Purported Beneficial Owner shall surrender to the Trustee any and all certificates representing Equity Shares that have been transferred to the Trust, duly endorsed for transfer to the Trustee.

            (iii) Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends with respect to Equity Shares held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or distribution with respect to such Equity Shares paid to a Purported Beneficial Owner or Purported Record Owner prior to the discovery by the Corporation that the Equity Shares have been transferred to the Trustee shall be deemed to be held by the recipient thereof as agent for the Trustee, and shall be paid to the Trustee upon demand, and any dividend or distribution declared after the date of transfer to the Trustee but unpaid shall be paid when due to the Trustee. Any dividends or distributions so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Purported Record Owner and Purported Beneficial Owner shall have no voting rights with respect to Equity Shares held in the Trust and, subject to Maryland law, effective as of the date the Equity Shares have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (1) to rescind as void any vote cast by a Purported Record Owner or Purported

Beneficial Owner with respect to such Equity Shares prior to the discovery by the Corporation that the Equity Shares have been transferred to the Trustee and
(2) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article, until the Corporation has received notification that Equity Shares have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

            (iv) Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that Equity Shares have been transferred to the Trust, the Trustee of the Trust shall use best efforts to sell the Equity Shares held in the Trust to a person, designated by the Trustee, whose ownership of the Equity Shares will not violate the ownership limitations set forth in Section 2(b)(i) of this Article. Upon such sale, the interest of the Charitable Beneficiary in the Equity Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Owner and to the Charitable Beneficiary as provided in this Section 2(e)(iv). The Purported Record Owner shall receive the lesser of (1) the price paid by the Purported Record Owner for the Equity Shares or, if the Purported Record Owner did not give value for the Equity Shares (through a gift, devise or other transaction), the Market Price of the Equity Shares on the day of the event causing the Equity Shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the Equity Shares held in the Trust (net of any commissions and other expenses of sale). Any net sales proceeds in excess of the amount payable to the Purported Record Owner shall be immediately paid to the Charitable Beneficiary, together with any dividends or other distributions thereon. If, prior to the discovery by the Corporation that Equity Shares have been transferred to the Trustee, such Equity Shares are sold by a Purported Record Owner then (X) such Equity Shares shall be deemed to have been sold on behalf of the Trust, (Y) the proceeds of such sale shall be deemed to be held by such Purported Record Owner or Purported Beneficial Owner as a agent for the Trustee and (Z) to the extent that the Purported Record Owner received an amount for such Equity Shares that exceeds the amount that such Purported Record Owner was entitled to receive pursuant to this Section 2(e)(iv), such excess shall be paid to the Trustee upon demand.

            (v) Purchase Right in Stock Transferred to the Trustee. Equity Shares transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of
(1) the price paid by the Purported Record Owner for the Equity Shares in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such Equity Shares, the Market Price of such Equity Shares on the day of the event which resulted in the transfer of such Equity Shares to the Trust) and (2) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the Equity Shares held in the Trust pursuant to Section 2(e)(iv) of this Article. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the Equity Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Owner (minus any dividend or distribution paid to the Purported Record Owner that the Purported Record Owner was obligated to pay to the Trustee but has not paid to the Trustee at the time of the distribution of the proceeds) and any dividends or other distributions held by the Trustee with respect to such Equity Shares, together with any amounts described in the preceding parenthetical of this sentence, to the Charitable Beneficiary.

            (vi) Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary(ies) of the interest in the Trust such that (1) the Equity Shares held in the Trust would not violate the restrictions set forth in Section 2(b)(i) of this Article in the hands of such Charitable Beneficiary and (2) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

      (f) Exemptions.

            (i) The Board, in its sole and absolute discretion, may exempt a Person from the limit set forth in Section 2(b)(i)(A) (but not from Sections 2(b)(i)(B) or (C)) of this Article, if the Board obtains such representations and undertakings from such Person and any other Person as the Board may deem appropriate; and such Person agrees in writing that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section 2(b) of this Article) will result in the application of the remedies set forth in Sections 2(b)(ii) and 2(c) of this Article, to the extent necessary to prevent or cure such violation or action, to the Equity Shares Beneficially or Constructively Owned by such Person.

            (ii) Nothing in Section 2(f)(i) of this Article shall be deemed to require the Board to consider a request for exemption from the restrictions in
Section 2(b)(i)(A) of this Article. Prior to granting any exemption pursuant to
Section 2(f)(i) of this Article, the Board may require a ruling from the Internal Revenue Service, an opinion of counsel, or both, in any case in form and substance satisfactory to the Board in its sole and absolute discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board may impose such conditions or restrictions as it deems appropriate in connection with granting such exemption. If a member of the Board requests that the Board grant an exemption pursuant to Section 2(f)(i) of this Article with respect to such member or to any other Person if such Board member would be considered to be the Beneficial or Constructive Owner of Equity Shares owned by such Person, such member of the Board shall not participate in the decision of the Board as to whether to grant such exemption.

            (iii) Nothing in this Article shall preclude the settlement of a transaction entered into through the facilities of any stock exchange on which Equity Shares are listed for trading. The fact that the settlement of any transaction is permitted shall not negate the effect of any other provision of this Article, and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article.

            (iv) Section 2(b)(i)(A) of this Article shall not apply to the Acquisition of Equity Shares or rights, options or warrants for, or securities convertible into, Equity Shares by an underwriter in a public offering, provided that such underwriter makes a timely distribution of such Equity Shares or rights, options or warrants for, or securities convertible into, Equity Shares.

      (g) Interpretation and Ambiguities. In addition to the other powers set forth in this Article, the Board shall have the power to interpret and to construe the provisions of this Article, and in the case of an ambiguity in the application of any of the provisions of this Article, including any definition contained in Section 2(a), the Board shall have the power to determine the application of the provisions of this Article with respect to any situation based on the facts known to it, and any such interpretation, construction and determination shall be final and binding on all interested parties, including the stockholders.

      (h) Severability. If any provision of this Article or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

      EXECUTED at Boston, Massachusetts on the 12th day of September, 2006.


                              /s/ Kenneth A. Hoxsie
                              ------------------------------------
                              Kenneth A. Hoxsie
                              Sole Incorporator